SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G
                 Under the Securities Exchange Act of 1934
                             (Amendment No._________ )*


                      Imperial Credit Industries, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                         Common Stock, no par value
-------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 452729106
-------------------------------------------------------------------------------
                               (CUSIP Number)


                             December 27, 1999
-------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]      Rule 13d-1(b)

                  |X|      Rule 13d-1(c)

                  |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 1 of 13 pages

CUSIP No. 452729106           13G                            Page 2 of 13 Pages




1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                           Waveland Partners, L.P.
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

              Illinois
-------------------------------------------------------------------------------
                                   5   SOLE VOTING POWER

                                             1,885,400 shares of Common Stock
                          -----------------------------------------------------
          NUMBER OF
           SHARES                  6   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                           -0- shares of Common Stock
            EACH          -----------------------------------------------------
          REPORTING                7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                              1,885,400 shares of Common Stock
                          -----------------------------------------------------

                                   8    SHARED DISPOSITIVE POWER

                                              -0- shares of Common Stock
-------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,885,400 shares of Common Stock
-------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          5.689% of the Common Stock
-------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*

                             PN
-------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                             Page 2 of 13 pages

CUSIP No. 452729106           13G                            Page 3 of 13 Pages




1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                      Waveland Capital Management L.P.
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

              Illinois
-------------------------------------------------------------------------------
                                   5   SOLE VOTING POWER

                                              1,885,400 shares of Common Stock
                          -----------------------------------------------------
          NUMBER OF
           SHARES                  6   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                           -0- shares of Common Stock
            EACH          -----------------------------------------------------
          REPORTING                7    SOLE DISPOSITIVE POWER
          PERSON
            WITH                               1,885,400 shares of Common Stock
                          -----------------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                              -0- shares of Common Stock
-------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,885,400 shares of Common Stock
-------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          5.689% of the Common Stock
-------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*

                             PN
-------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                             Page 3 of 13 pages

CUSIP No. 452729106           13G                            Page 3 of 13 Pages




1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                            Clincher Capital Corporation
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

              Illinois
-------------------------------------------------------------------------------
                                   5   SOLE VOTING POWER

                                             1,885,400 shares of Common Stock
                          -----------------------------------------------------
          NUMBER OF
           SHARES                  6   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                          -0- shares of Common Stock
            EACH          -----------------------------------------------------
          REPORTING                7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                               1,885,400 shares of Common Stock
                          -----------------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                              -0- shares of Common Stock
-------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,885,400 shares of Common Stock
-------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          5.689% of the Common Stock
-------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*

                             CO
-------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                             Page 4 of 13 pages

CUSIP No. 452729106           13G                            Page 5 of 13 Pages




1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                           Waveland Capital Management, LLC
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

               Illinois
-------------------------------------------------------------------------------
                                   5   SOLE VOTING POWER

                                             1,885,400 shares of Common Stock
                          -----------------------------------------------------
          NUMBER OF
           SHARES                  6   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                         -0- shares of Common Stock
            EACH          -----------------------------------------------------
          REPORTING                7    SOLE DISPOSITIVE POWER
          PERSON
            WITH                             1,885,400 shares of Common Stock
                          -----------------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock
-------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,885,400 shares of Common Stock
-------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          5.689% of the Common Stock
-------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*

                             OO
-------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                             Page 5 of 13 pages

CUSIP No. 452729106           13G                            Page 6 of 13 Pages




1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                           Waveland Partners, Ltd.
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
-------------------------------------------------------------------------------
                                   5   SOLE VOTING POWER

                                             1,885,400 shares of Common Stock
                          -----------------------------------------------------
          NUMBER OF
           SHARES                  6   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                          -0- shares of Common Stock
            EACH          -----------------------------------------------------
          REPORTING                7    SOLE DISPOSITIVE POWER
          PERSON
            WITH                              1,885,400 shares of Common Stock
                          -----------------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                             -0- shares of Common Stock
-------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,885,400 shares of Common Stock
-------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          5.689% of the Common Stock
-------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*

                             OO
-------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                             Page 6 of 13 pages

CUSIP No. 452729106           13G                            Page 7 of 13 Pages




1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                           Waveland International, Ltd.
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

              Illinois
-------------------------------------------------------------------------------
                                   5   SOLE VOTING POWER

                                              1,885,400 shares of Common Stock
                          -----------------------------------------------------
          NUMBER OF
           SHARES                  6   SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                          -0- shares of Common Stock
            EACH          -----------------------------------------------------
          REPORTING                7    SOLE DISPOSITIVE POWER
          PERSON
            WITH                            1,885,400 shares of Common Stock
                          -----------------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                            -0- shares of Common Stock
-------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,885,400 shares of Common Stock
-------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          5.689% of the Common Stock
-------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*

                             OO
-------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                             Page 7 of 13 pages

Item 1(a).     Name of Issuer:

               Imperial Credit Industries, Inc.

      (b).     Address of Issuer's Principal Executive Offices:

               23550 Hawthorne Blvd., Building 1, Suite 110,
               Torrance, California 90505

Item 2(a).     Name of Person Filing:

               This statement is being filed by Waveland International, Ltd., a Cayman Islands exempted company ("Waveland International"), Waveland Partners L.P., an Illinois limited partnership ("Waveland"), Waveland Capital Management, L.P., an Illinois limited partnership ("Waveland Capital"), Clincher Capital Corporation, an Illinois corporation ("Clincher"), Waveland Capital Management, LLC, an Illinois limited liability company ("Waveland LLC") and Waveland Partners, Ltd., a Cayman Islands exempted company ("Partners Ltd." and together with Waveland International, Waveland, Waveland Capital, Clincher and Waveland LLC, the "reporting persons").

      (b).      Address of Principal Business Office or, if None, Residence:

                227 W. Monroe, Suite 4800, Chicago, Illinois 60606

      (c).      Citizenship:

                Waveland International, Ltd.                 Cayman Islands
                Waveland Partners, L.P.                      Illinois
                Waveland Capital Management, L.P.            Illinois
                Clincher Corporation                         Illinois
                Waveland Capital Management, LLC             Illinois
                Waveland Partners, Ltd.                      Cayman Islands

       (d).     Title of Class of Securities:

                Common Stock, no par value ("Common Stock")

       (e).     CUSIP Number:

                452729106



                            Page 8 of 13 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             (a)  []  Broker or dealer registered under Section 15 of the
                      Exchange Act (15 U.S.C. 78o);
              (b) []  Bank as defined in Section 3(a)(6) of the Exchange
                      Act (15 U.S.C. 78c);
              (c) [] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
              (d) [] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
              (e) [] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
              (f) [] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
              (g) [] A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G);
              (h) []  A savings association as defined in Section
                      3(b) of the Federal Deposit Insurance Act (12
                      U.S.C. 1813);
              (i) []  A church plan that is excluded from the
                      definition of an investment company under
                      Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
              (j) []  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

    (a).       Amount Beneficially Owned:

               Waveland International has acquired 1,885,400 shares of Common Stock. Each of the other reporting persons may be deemed to share beneficial ownership of the Common Stock acquired by Waveland International.

    (b).       Percent of Class:

               5.689% of the Common Stock determined in accordance with the provisions of Rule 13d-1 promulgated under the Act.

    (c).       Number of shares as to which such person has:

               (i).     Sole power to vote or to direct the vote:

                        The reporting persons have the sole power to vote or direct the vote of 1,885,400 shares of Common Stock.

               (ii).    Shared power to vote or to direct the vote:



                            Page 9 of 13 pages

                        None.

               (iii).   Sole power to dispose or to direct the disposition of:

                        The reporting persons have the sole power to dispose or to direct the disposition of 1,885,400 shares of Common Stock.

               (iv).    Shared power to dispose or to direct the disposition of:

                        None.

Item 5.  Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.  Notice of Dissolution of a Group.

                  Not applicable.

Item 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                            Page 10 of 13 pages

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 5, 2000


WAVELAND PARTNERS, L.P.
By: Waveland Capital Management, L.P.
      Its: General Partner
      By: Clincher Capital Corporation
            Its: General Partner

                    /s/ David S. Richter
            By:  ---------------------------------
                      David S. Richter, President


WAVELAND CAPITAL MANAGEMENT, L.P.
By: Clincher Capital Corporation
      Its: General Partner

                 /s/ David S. Richter
      By: ----------------------------------------
                David S. Richter, President


CLINCHER CAPITAL CORPORATION


        /s/ David S. Richter
By:-----------------------------------------------
     David S. Richter, President


WAVELAND CAPITAL MANAGEMENT, LLC

       /s/ David S. Richter
By:-----------------------------------------------
      David S. Richter, Manager


WAVELAND PARTNERS, LTD.


        /s/ David S. Richter
By: ----------------------------------------------
      David S. Richter, Director


WAVELAND INTERNATIONAL, LTD.


       /s/ David S. Richter
By:-----------------------------------------------
      David S. Richter, Director


                             Page 11 of 13 pages

                                                                   Exhibit 99.1



                           JOINT FILING AGREEMENT
                           -----------------------



        In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, no par value, of Imperial Credit Industries, Inc., a California corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by
Section 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: January 5, 2000


WAVELAND PARTNERS, L.P.
By: Waveland Capital Management, L.P.
      Its: General Partner
      By: Clincher Capital Corporation
            Its: General Partner

                      /s/ David S. Richter
            By:-----------------------------------
                 David S. Richter, President


WAVELAND CAPITAL MANAGEMENT, L.P.
By: Clincher Capital Corporation
      Its: General Partner

            /s/ David S. Richter
      By:-----------------------------------------
           David S. Richter, President


CLINCHER CAPITAL CORPORATION

         /s/ David S. Richter
By:-----------------------------------------------
         David S. Richter, President


                            Page 12 of 13 Pages

WAVELAND CAPITAL MANAGEMENT, LLC

      /s/ David S. Richter
By:-----------------------------------------------


      David S. Richter, Manager


WAVELAND PARTNERS, LTD.


     /s/ David S. Richter
By:-----------------------------------------------
      David S. Richter, Director



WAVELAND INTERNATIONAL, LTD.


      /s/ David S. Richter
By:-----------------------------------------------
      David S. Richter, Director


                            Page 13 of 13 Pages